As filed with the Securities and Exchange Commission on April 8, 2014

Registration No. 333-166482

Registration No. 333-134377

Registration No. 333-117422

Registration No. 333-107725

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-166482

REGISTRATION STATEMENT NO. 333-134377

REGISTRATION STATEMENT NO. 333-117422

REGISTRATION STATEMENT NO. 333-107725

UNDER

THE SECURITIES ACT OF 1933

CapitalSource Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2206895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

633 West 5th Street, 33rd Floor Los Angeles, CA	90071
(Address of principal executive offices)	(Zip Code)

CapitalSource Inc. Third Amended and Restated Equity Incentive Plan

Non-Plan Stock Options

CapitalSource Inc. Employee Stock Purchase Plan

CapitalSource Inc. Second Amended and Restated Equity Incentive Plan

(Full Title of the Plan)

Kori L. Ogrosky

PacWest Bancorp

5404 Wisconsin Avenue, 2nd Floor

Chevy Chase, MD 20815

(301) 841-2700
(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of CapitalSource Inc. (the “Company”):

•                  File No. 333-166482, pertaining to the registration of 33,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), issuable under the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan;

•                  File No. 333-134377, pertaining to the registration of 19,000,000 shares of Common Stock issuable pursuant to the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan;

•                  File No. 333-117422, pertaining to the registration of 105,000 shares of Common Stock issuable pursuant to the Company’s Non-Plan Stock Options; and

•                  File No. 333-107725, pertaining to the registration of 13,708,950 shares of Common Stock issuable pursuant to the CapitalSource Inc. Employee Stock Purchase Plan and the CapitalSource Inc. Second Amended and Restated Equity Incentive Plan.

On April 7, 2014, pursuant to the Agreement and Plan of Merger, dated as of July 22, 2013, as amended, by and between the Company and PacWest Bancorp, a Delaware corporation (“PacWest”), the Company merged with and into PacWest (the “Merger”), with PacWest continuing as the surviving corporation and as the successor in interest to the Company following the Merger.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company hereby files this Post-Effective Amendment No. 1 to remove from registration all of the shares of Common Stock registered but unsold under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chevy Chase, State of Maryland, on April 8, 2014.

PACWEST BANCORP (as successor by merger to CapitalSource Inc.)

By:	/s/ Kori L. Ogrosky
	Name:	Kori L. Ogrosky
	Title:	Executive Vice President, General
Counsel & Corporate Secretary

Note:  No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.